Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-118023 on Form S-3 of our reports dated February 25, 2005, relating to the consolidated financial statements and the consolidated financial statement schedules of AXIS Capital Holdings Limited and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of AXIS Capital Holdings Limited and subsidiaries for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE

Hamilton, Bermuda

February 25, 2005